Exhibit 99.1

Landsea Homes Reports First Quarter 2021 Results and Raises Full-Year Outlook

- Total Home Sales Increase 14% Year-Over-Year -

- Closes Out the Quarter with Strong Backlog of 875 Homes -

- Increases 2021 Outlook, Now Expecting to Report $925 to $980 Million in Revenue for the Year -

Newport Beach, Calif. – May 6, 2021 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded residential homebuilder, reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Summary vs. Same Year-Ago Quarter

▪	Total revenue increased 18% to $160.4 million compared to $136.3 million.
▪	Excluding lot sales from total revenue, total home sales increased 14% to $154.8 million compared to $136.3 million.
▪	Total homes delivered increased 11% to 301 homes compared to 270.
▪	Net new home orders were 426 homes with an average sales price of $606,000 and a monthly absorption rate of 5.3 sales per active community. This compares to 513 net new home orders with an average sales price of $481,000 and a monthly absorption rate of 5.8 sales per active community.
▪	Average number of selling communities was 27.0 compared to 29.7.
▪	Total homes in backlog increased 39% to 875 homes with a dollar value of $492.7 million and an average sales price of $563,000 at March 31, 2021. This compares to 629 homes with a dollar value of $262.1 million and an average sales price of $417,000 at March 31, 2020.
▪	Gross profit as percentage of revenue was 11.7% compared to 12.3%.
▪	Adjusted homes sales gross margin was 17.9% compared to 19.7%.

Management Commentary

“The momentum in our business accelerated in the first quarter as we grew revenue and increased homes delivered while continuing to expand our already robust backlog,” said John Ho, CEO of Landsea Homes. “In fact, our backlog grew 39% from the prior period, but even greater, we saw an 89% increase in the dollar value of our backlog as home prices continue to rise in the markets we serve. With demand for housing remaining strong across our key markets and no signs of slowing down, we exited the quarter with high confidence in our growth prospects.

“Subsequent to the end of the quarter, we announced our acquisition of Vintage Estate Homes, which gives us a foothold in Florida and Texas, two strong housing markets that we’ve been targeting in our M&A plan. The acquisition brings over 1,800 lots across key, high-growth markets, including Orlando, Palm Bay and Melbourne in Florida, as well as Austin and San Antonio in Texas. It also brings a strong team with deep expertise that we look forward to leveraging as we seek to further expand Vintage Estate Homes’ footprint. Additionally, we’ve continued growing our current footprint in Southern California, with plans to build 65 new homes in Anaheim and the acquisition of 132 new homesites in San Juan Capistrano.

“As we move further into 2021, we are well positioned to continue capitalizing on the strong housing market dynamics. Given our Vintage Estate Homes acquisition and strong organic growth, we are raising our full year outlook and are expecting 2021 to be a record year. We look forward to continue delivering best-in-class homes across our expanded footprint.”

First Quarter 2021 Financial and Operational Results

Total revenue increased 18% to $160.4 million compared to $136.3 million in the first quarter of 2020. Excluding lot sales from total revenue, total home sales increased 14% to $154.8 million compared to $136.3 million in the first quarter of 2020.

Total homes delivered increased 11% to 301 homes at an average sales price of $514,000 compared to 270 homes delivered at an average sales price of $505,000 in the first quarter of 2020.

Net new home orders were 426 homes with a dollar value of $258.1 million, an average sales price of $606,000 and a monthly absorption rate of 5.3 sales per active community. This compares to 513 homes with a dollar value of $247.0 million, an average sales price of $481,000 and a monthly absorption rate of 5.8 sales per active community in the prior year period. The average number of selling communities was 27.0 compared to 29.7 in the first quarter of 2020.

Total homes in backlog increased 39% to 875 homes with a dollar value of $492.7 million and an average sales price of $563,000 at March 31, 2021. This compares to 629 homes with a dollar value of $262.1 million and an average sales price of $417,000 at March 31, 2020. Total lots owned or controlled at March 31, 2021, were 6,546 compared to 6,680 at December 31, 2020.

Home sales gross margin was 11.6% compared to 12.3% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 17.9% compared to 19.7% in the prior year period. The decline was primarily driven by the continued increase in raw materials cost.

Net loss attributable to Landsea Homes was $7.1 million compared to net loss attributable to Landsea Homes of $2.5 million in the prior year period. The decline was primarily due to the $4.9 million impact of the change in accounting treatment of the Company’s private warrants. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $1.4 million compared to $2.5 million in the prior year period.

Adjusted EBITDA (a non-GAAP measure) was $8.1 million compared to $8.8 million in the prior year quarter, with the slight decline primarily driven by increases in operating expenses and the aforementioned higher raw materials cost.

Liquidity

At March 31, 2021, cash and cash equivalents increased 80% to $190.7 million compared to $105.8 million at December 31, 2020. Total debt was $319.5 million compared to $264.8 million at December 31, 2020. The cash increase reflects the influx of net proceeds from the closing of the business combination with LF Capital Acquisition Corporation (“LF Capital”) on January 7, 2021 (the “Business Combination”).

Landsea Homes’ ratio of debt to capital was 36.5% at March 31, 2021, compared to 33.3% at December 31, 2020. The Company’s net debt to net book capitalization was 18.8% at March 31, 2021, compared to 22.6% at December 31, 2020.

Increased 2021 Outlook

Landsea Homes now expects to report approximately $925 to $980 million ($883 million prior) in total revenue for 2021, which includes $10 million to $15 million in expected lot sales. Total homes delivered is now expected to be 1,930 to 2,030 at an average sales price of $450,000 to $495,000 (1,979 total homes delivered at an average sales price of $446,000 prior). The Company now expects to report adjusted net income attributable to Landsea Homes of approximately $46 million to $56 million ($44 million prior) in 2021. These expectations for 2021 assume higher levels of organic growth as well as the benefits from the acquisition of Vintage Estate Homes (the “Acquisition”).

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2021 results.

Date: Monday, May 6, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-866-638-3013

International dial-in number: 1-630-691-2761

Conference ID: 50157918

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through May 13, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 50157918

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance collection features homes that are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes in this collection include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Our Garrett-Walker collection offers unique, affordably priced and value-based single-family homes in some of the nation’s fastest growing and most desirable markets. Homebuyers enjoy the confidence of owning a quality home that provides lasting value. One of the most trusted brands in the region, this collection continues to attract everyone from first-time homeowners to those seeking more room for their growing families.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination and the Acquisition;
•	the future financial performance of the Company;
•	changes in the market for Landsea Homes’ products and services; and
•	other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•	the ability to recognize the anticipated benefits of the Business Combination and the Acquisition, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the acquired business, and the ability of the combined business and the acquired business to grow and manage growth profitably;
•	costs related to the Business Combination;
•	the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;
•	the outcome of any legal proceedings that may be instituted against the Company;
•	changes in applicable laws or regulations;
•	the inability to launch new Landsea Homes products or services or to profitably expand into new markets;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact:

Cody Slach or Cody Cree

Gateway Investor Relations

LSEA@gatewayir.com

(949) 574-3860

Media Contact:

Annie Noebel

Cornerstone Communications

anoebel@cornerstonecomms.com

(949) 449-2527

Landsea Homes Corporation

Consolidated Statements of Operations

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$154,765	$136,295
Lot sales	5,654	—
Total revenue	160,419	136,295

Cost of sales
Home sales	136,841	119,568
Inventory impairments	—	—
Lot sales	4,780	—
Total cost of sales	141,621	119,568

Gross margin
Home sales	17,924	16,727
Lot sales	874	—
Total gross margin	18,798	16,727

Sales and marketing expenses	9,931	9,636
General and administrative expenses	14,986	10,016
Total operating expenses	24,917	19,652

(Loss) from operations	(6,119)	(2,925)

Other (expense) income, net	(61)	809
Equity in net income (loss) of unconsolidated joint ventures	(21)	(1,743)
Gain (loss) on fair value of warrants	(4,950)	—
Pretax (loss)	(11,151)	(3,859)

(Benefit) for income taxes	(4,065)	(1,235)

Net (loss)	(7,086)	(2,624)
Net (loss) attributed to noncontrolling interests	(12)	(88)
Net (loss) attributable to Landsea Homes Corporation	$(7,074)	$(2,536)

(Loss) per share:
Basic and diluted	$(0.16)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	44,245,847	32,557,303

Landsea Homes Corporation

Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
	(dollars in thousands)
Assets
Cash and cash equivalents	$190,736	$105,778
Cash held in escrow	4,138	11,618
Restricted cash	—	4,270
Real estate inventories	724,437	687,819
Due from affiliates	3,097	2,663
Investment in and advances to unconsolidated joint ventures	17,172	21,342
Goodwill	20,705	20,705
Other assets	27,254	41,569
Total assets	$987,539	$895,764

Liabilities
Accounts payable	$40,826	$36,243
Accrued expenses and other liabilities	51,994	62,869
Due to affiliates	2,357	2,357
Fair value of warrant liability	16,225	—
Notes and other debts payable, net	319,479	264,809
Total liabilities	430,881	366,278

Commitments and contingencies

Equity
Stockholders' equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 46,231,025 and 32,557,303 outstanding as of March 31, 2021 and December 31, 2020, respectively	5	3
Additional paid-in capital	530,427	496,171
Retained earnings	24,937	32,011
Total stockholders' equity	555,369	528,185
Noncontrolling interests	1,289	1,301
Total equity	556,658	529,486
Total liabilities and equity	$987,539	$895,764

Home Deliveries and Home Sales Revenue

	Three Months Ended March 31,
	2021			2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	182	$59,672	$328	195	$53,054	$272	(7)%	12%	21%
California	119	95,093	799	75	83,241	1,110	59%	14%	(28)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	301	$154,765	$514	270	$136,295	$505	11%	14%	2%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended March 31,
	2021				2020				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	283	$105,718	$374	6.3	390	$110,718	$284	6.5	(27)%	(5)%	32%	(3)%
California	143	152,386	1,066	4.0	123	136,264	1,108	4.2	16%	12%	(4%)	(5)%
Metro New York	—	—	—	—	—	—	—	—	N/A	N/A	N/A	N/A
Total	426	$258,104	$606	5.3	513	$246,982	$481	5.8	(17)%	5%	26%	(9)%

Average Selling Communities

	Three Months Ended March 31,
	2021	2020	% Change
Arizona	15.0	20.0	(25)%
California	12.0	9.7	24%
Metro New York		—	N/A
Total	27.0	29.7	(9)%

Backlog

	March 31, 2021			March 31, 2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	609	$218,978	$360	524	$144,866	$276	16%	51%	30%
California	266	273,704	1,029	105	117,278	1,117	153%	133%	(8)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	875	$492,682	$563	629	$262,144	$417	39%	88%	35%

Lots Owned or Controlled

	March 31, 2021			December 31, 2020
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	3,042	1,675	4,717	3,094	1,770	4,864	(3)%
California	1,136	643	1,779	1,104	662	1,766	1%
Metro New York	50	—	50	50	—	50	—%
Total	4,228	2,318	6,546	4,248	2,432	6,680	(2)%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information.

	Three Months Ended March 31,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$154,765	100.0%	$136,295	100.0%
Cost of home sales	136,841	88.4%	119,568	87.7%
Home sales gross margin	17,924	11.6%	16,727	12.3%
Add: Interest in cost of home sales	7,013	4.5%	7,311	5.4%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	24,937	16.1%	24,038	17.6%
Add: Purchase price accounting for acquired inventory	2,801	1.8%	2,785	2.0%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$27,738	17.9%	$26,823	19.7%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three months ended March 31, 2021 and 2020. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) (gain) loss on debt extinguishment, (vii) transaction costs related to the merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, and (ix) gain (loss) on fair value of warrants. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Net (loss)	$(7,086)	$(2,624)
(Benefit) for income taxes	(4,065)	(1,235)
Interest in cost of sales	7,067	7,311
Interest relieved to equity in net loss (income) of unconsolidated joint ventures	353	282
Interest expense	11	11
Depreciation and amortization expense	914	816
EBITDA	(2,806)	4,561
Inventory impairments	—	—
Purchase price accounting in cost of home sales	2,801	2,785
Transaction costs	3,479	404
Equity in net (income) loss of unconsolidated joint ventures, net of interest	(332)	1,461
Loss (gain) on fair value of warrants	4,950	—
Less: Imputed interest in cost of sales (1)	—	(388)
Adjusted EBITDA	$8,092	$8,823
(1)	Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

Adjusted Net Income

Adjusted Net Income to Landsea is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, and gain (loss) on fair value of warrants, merger related transaction costs, and tax-effected using a normalized effective tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Net (loss) attributable to Landsea Homes Corporation	$(7,074)	$(2,536)

Inventory impairments	—	—
Previously capitalized related party interest included in cost of sales	2,902	2,846
Equity in net loss of unconsolidated joint ventures	21	1,743
Purchase price accounting for acquired inventory	2,801	2,785
Merger related transaction costs	2,656	—
Loss (gain) on fair value of warrants	4,950	—
Total adjustments	13,330	7,374
Tax-effected adjustments (1)	8,471	5,014
Adjusted net income attributable to Landsea Homes Corporation	$1,397	$2,478
(1)	Our adjusted income tax expense is reflective of our effective income tax rate.

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	March 31, 2021	December 31, 2020
	(dollars in thousands)
Total notes and other debts payable, net	$319,479	$264,809
Total equity	556,658	529,486
Total capital	$876,137	$794,295
Ratio of debt to capital	36.5%	33.3%

Total notes and other debts payable, net	$319,479	$264,809
Less: cash, cash equivalents and restricted cash	190,736	110,048
Net debt	128,743	154,761
Total equity	556,658	529,486
Net capital	$685,401	$684,247
Ratio of net debt to net capital	18.8%	22.6%